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                                                           Exhibit 21.1





SUBSIDIARIES OF THE REGISTRANT

Woodcraft Industries, Inc. (United States)
PrimeWood, Inc. (United States)
Brentwood Acquisition Corp. (United States)
Grand Valley Acquisition, Inc. (United States)